Exhibit 10.2

FOURTH AMENDMENT TO CREDIT AGREEMENT

This Fourth Amendment to Credit Agreement (this “Amendment”), dated as of August 9, 2005, is entered into between WORLD FUEL SERVICES CORPORATION, a Florida corporation (the “Company”), the LENDERS (as hereinafter defined), LASALLE BANK NATIONAL ASSOCIATION, a national banking association, as a Lender and as the Administrative Agent for Lenders (the “Administrative Agent”), HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender and as Documentation Agent (the “Documentation Agent”), REGIONS BANK, N.A., as a Lender and as a Syndication Agent, and JPMORGAN CHASE BANK, N.A., as a Lender and as a Syndication Agent, and amends the Credit Agreement, dated as of December 19, 2003, between the Company, the Administrative Agent, Documentation Agent and the Lenders from time to time party thereto (the “Lenders”), as amended by the First Amendment to Credit Agreement, dated as of March 31, 2004, between the Company, Administrative Agent, Documentation Agent and the Lenders, as further amended by the Second Amendment to Credit Agreement, dated as of September 29, 2004, between the Company, Administrative Agent, Documentation Agent and the Lenders and as further amended by the Third Amendment to Credit Agreement, dated as of May 25, 2005, between the Company, Administrative Agent, Documentation Agent and the Lenders (as heretofore or hereinafter modified, supplemented, restated or otherwise amended, hereinafter referred to as the “Agreement”).

WITNESSETH:

WHEREAS, the Company desires to amend the Agreement to, among other things, increase the amount available for borrowing and other issuances of credit up to the aggregate amount of $200,000,000; and

WHEREAS, the Administrative Agent, Documentation Agent and Lenders are willing to so amend such provisions of the Agreement in accordance with the terms and conditions hereof.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Incorporation of Defined Terms. Each capitalized term used in this Amendment but not otherwise defined herein shall have the meaning ascribed thereto in the Agreement.

2. Definitional Amendments.

(A) The definitions of “Revolving Commitment”, “Tangible Net Worth” and “Termination Date” that appear in the Agreement shall be deleted in their entirety and replaced with the following (for the sake of clarity, “Tangible Net Worth” shall be replaced by “Consolidated Net Worth”):

Consolidated Net Worth means, with respect to the Company and its Subsidiaries, consolidated assets less consolidated liabilities, all as determined pursuant to GAAP applied on a basis consistent with the financial statements defined pursuant to Section 10.1.1 and Section 10.1.2.

Revolving Commitment means $200,000,000 plus the Incremental Commitment, if any, as reduced from time to time pursuant to Section 6.1.

Termination Date means the earlier to occur of (a) December 19, 2010 or (b) such other date on which the Commitments terminate pursuant to this Agreement. The Company may, upon written request delivered to the Administrative Agent not later than ninety (90) days prior to December 19, 2010, and provided that no Event of Default or Unmatured Event of Default then exists, request the Lenders to extend the Termination Date for one (1) additional year, subject to the approval of the Lenders as set forth in Section 15.1 hereof. The Administrative Agent shall provide written notice of the decision of the Lenders to the Company within thirty (30) days of receipt of the Company’s request therefor. In the event Administrative Agent fails to provide such written notice to the Company, the Company’s request shall be deemed to be denied. Notwithstanding anything to the contrary herein, in the event the Company has not delivered to Administrative Agent before November 15, 2005, evidence satisfactory to Administrative Agent of the Company’s successful completion of an equity and/or subordinated debt offering in an amount not less than $50,000,000 (the “Equity Offering”), the Termination Date shall be December 19, 2006 and shall not be eligible for extension pursuant to this definition.

(B) The following paragraph shall be added to the end of the definition of Applicable Margin

Notwithstanding anything to the contrary in this definition, beginning with the first day of the first Fiscal Quarter of the Company commencing after the successful completion (such date to be no later than November 15, 2005) of the Equity Offering, the above grid shall be replaced with the following:

Level	Total Debt to EBITDA Ratio	LIBOR Margin	Base Rate Margin	Non-Use Fee Rate	L/C Fee Rate
I	Greater than or equal to 1.50:1	1.75%	.75%	.375%	1.75%
II	Greater than or equal to 1.25:1 but less than 1.50:1	1.50%	.50%	.375%	1.50%
III	Greater than or equal to 1.00:1 but less than 1.25:1	1.25%	.25%	.250%	1.25%
IV	Less than 1.00:1	1.00%	0%	.250%	1.00%

(C) The reference to “one, two, three or six months” in the definition of “Interest Period” as appears in the Credit Agreement shall be replaced with “7 days, 14 days or one, two, three, six or nine months”.

3. Amendments.

(A) The following shall be added to the end of the definition of Contingent Liabilities: Notwithstanding anything to the contrary herein, Contingent Liabilities shall not include guarantees by the Company of obligations of its Subsidiaries.

(B) The reference to “66 2/3%” in the definition of “Required Lenders” in Section 1.1 of the Agreement shall be replaced with “51%”.

(C) Section 2.1.2 of the Agreement shall be amended by replacing the amount of $60,000,000 in clause (a) of the proviso thereto with the amount of $100,000,000.

(D) Section 2.1.3 of the Agreement shall be deleted in its entirety and replaced with the following:

The Company may, at times prior to the Termination Date, by written notice to the Administrative Agent, request an increase in the Revolving Commitment (an “Incremental Commitment”) in an amount not less than $1,000,000 and not to exceed such amount as would cause the Revolving Commitment to exceed $250,000,000 from one or more Lenders (which may include any existing Lender); provided, that any new Lender shall be subject to the approval of the Administrative Agent. Such notice shall set forth the amount of the Incremental Commitment (which shall be in minimum increments of $1,000,000) and the date on which such Incremental Commitment is requested to become effective (which shall not be less than 10 Business Days nor more than thirty (30) Business Days after the date of such notice). Upon receipt of such notice, the Administrative Agent shall use its best efforts to identify additional Lenders so as to increase the Revolving Commitment by the Incremental Commitment. In the event Administrative Agent is successful, the Company and the Lender(s) providing the Incremental Commitment shall execute and deliver to the Administrative Agent such documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Commitment, including, without limitation, (if applicable) an agreement pursuant to which any new Lender shall agree to be bound by the terms of this Agreement and the other Loan Documents. Each of the parties hereto agrees that, upon acceptance of such documents and approval of the Incremental Commitment by the Administrative

Agent, (a) the Incremental Commitment shall be deemed effective without further action or approval by any other Lender, (b) Annex A hereto shall be automatically replaced with a revised Annex A reflecting the Incremental Commitment and (c) this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence thereof.

(E) The following sentence shall be added to the end of Section 6.1.1 of the Agreement: “Upon the Administrative Agent’s indefeasible receipt of the sums set forth in the previous sentence, this Agreement (other than those Sections which by their terms survive termination of the Agreement including, without limitation, Sections 8.1, 8.2, 8.3, 8.4, 8.8, 14.8, 15.5 and 15.6) shall be deemed terminated.

(F) Both references to “fuel” in Section 11.1 (e) of the Agreement shall be deleted and replaced with “fuel, interest rate and foreign exchange”.

(G) Clause (a)(III) of Section 11.5 of the Agreement shall be deleted in its entirety and replaced with: “(III) the Loan Parties shall demonstrate to the reasonable satisfaction of the Administrative Agent and the Required Lenders that the Loan Parties will be in compliance on a pro forma basis with all of the terms and provisions of the financial covenants set forth in Section 11.13 as of the end of the most recently ended Fiscal Quarter after giving effect to such Acquisition”.

(H) Section 11.13.1 of the Agreement shall be deleted in its entirety and replaced with

Consolidated Net Worth. Not permit Consolidated Net Worth at any time to be an amount less than (i) $150,000,000 plus (ii) 85% of the proceeds from the Equity Offering, if completed, plus (iii) 50% of Consolidated Net Income for each Fiscal Quarter ending after August 1, 2005 less (iv) 50% of dividends paid in each Fiscal Quarter ending after August 1, 2005.

(I) Section 11.13.5 of the Agreement shall be deleted in its entirety and replaced with:

Total Debt to EBITDA Ratio. Not permit the ratio of Total Debt to EBITDA as of the last day of any Computation Period to exceed 3.25 to 1.00.

(J) The “.” At the end of Section 13.1.2 of the Agreement shall be deleted and replaced with “; provided, that, no Event of Default hereunder shall occur so long as such Debt in default does not exceed $1,000,000 in the aggregate at any one time outstanding.

(K) Annex A to the Agreement shall be replaced with the Annex A attached hereto.

4. Modifications. All references in the Agreement and the other Loan Documents to the term “Loan Documents” shall be deemed to include this Amendment and the Notes executed in connection herewith.

5. Ratification. Except as modified hereby, the terms and conditions of the Agreement and the other Loan Documents including, without limitation, the Pledge Agreements to which the Company is a party, shall remain in full force and effect and are hereby ratified and confirmed in all respects.

6. Representations and Warranties. The Company represents and warrants to, and agrees with, Administrative Agent and the Lenders that (i) it has no defenses, set-offs or counterclaims of any kind or nature whatsoever against the Administrative Agent or any Lender with respect to any Obligations created under the Agreement and the other Loan Documents, any of the other agreements among the parties hereto, or any action previously taken or not taken by the Administrative Agent or any Lender with respect thereto or with respect to any Lien or Collateral in connection therewith to secure such Obligations, and (ii) this Amendment has been duly authorized by all necessary action on the part of the Company, has been duly executed by Company, and constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof.

7. Agreement Representations and Warranties. The Company hereby certifies that the representations and warranties contained in the Agreement continue to be true and correct and that no Unmatured Event of Default or Event of Default has occurred that has not been cured or waived.

8. Conditions to Effectiveness of Amendment. This Amendment shall become effective when the Administrative Agent shall have received:

(A) counterparts of this Amendment duly executed by the Company and each Lender,

(B) counterparts of the Reaffirmation and Consents attached hereto executed by each Pledgor and Guarantor, as applicable,

(C) resolutions of the applicable governing body of the Company, officer’s certificates, incumbency certificates, organizational documents and such other entity documents as the Administrative Agent may request,

(D) payment of all costs and expenses incurred by the Administrative Agent in connection herewith, including all Attorney Costs of the Administrative Agent,

(E) payment of fees in accordance with the Fee Letter, dated as of June 13, 2005, between the Company and Administrative Agent,

(F) an opinion of counsel to the Company, Pledgors and Guarantors in form and substance acceptable to Administrative Agent,

(G) with respect to each Lender whose Revolving Commitment Amount has changed, an executed copy of a new Note for such Lender, and the original canceled existing Note of such Lender to be returned to the Company,

(H)    (i) audited consolidated financial statements for the Company for the fiscal years ended 2002, 2003 and 2004, and (ii) unaudited interim consolidated financial statements for the Company for each fiscal quarterly period ended after the Company’s fiscal year ended 2004, which consolidated annual, and monthly financial statements do not disclose, in the sole judgment of Administrative Agent, any Material Adverse Change from the financial statements of the Company previously furnished to Administrative Agent,

(I) such other documents as the Administrative Agent may reasonably request,

(J) evidence of insurance required by the Credit Agreement to be maintained by the Company reasonably satisfactory to the Administrative Agent, and

(K) projected income statements, balance sheets and cash flow statements prepared by the Company in form and substance satisfactory to Administrative Agent.

9. Counterparts. This Amendment may be executed in any number of counterparts which, when taken together, shall constitute one original. Any telecopied signature hereto shall be deemed a manually executed and delivered original.

10. Governing Law. This Amendment shall be governed by, and construed and interpreted in accordance with, the laws of the State of Florida.

11. Titles. The section titles contained in this Amendment are and shall be without substantive meaning or content of any kind whatsoever and are used for convenience of reference only.

12. WAIVER OF TRIAL BY JURY. EACH OF THE COMPANY, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AMENDMENT, ANY OTHER LOAN DOCUMENT AND ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR THEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH ANY OF THE FOREGOING, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date first above written.

WORLD FUEL SERVICES CORPORATION, a Florida corporation

By:	/s/ Ricardo Lowe
Ricardo Lowe, Vice President and Treasurer

LASALLE BANK NATIONAL ASSOCIATION

By:	/s/ Jose Mazariegos
Jose Mazariegos, First Vice President

COMMERCE BANK, N.A.

By:	/s/ Alan Hills
Alan Hills, Vice President

HSBC BANK USA, NATIONAL ASSOCIATION

By:	/s/ Peter J. Dawson
Peter J. Dawson, Senior Vice President

ISRAEL DISCOUNT BANK OF NEW YORK

By:	/s/ Roberto R. Munoz
Roberto R. Munoz, Senior Vice President & Chief Lending Officer for Florida

and

By:	/s/ Dillan G. Schulz
Dillan G. Schulz, First Vice President & Chief Credit Officer for Florida

THE INTERNATIONAL BANK OF MIAMI, N.A.

By:	/s/ Jorge Maklouf
Jorge Maklouf, S.V.P.

JPMORGAN CHASE BANK, N.A.

By:	/s/ Steve Willmann
Steve Willmann, Vice President

REGIONS BANK, N.A.

By:	/s/ Juan P. Esterripa
Juan P. Esterripa, Senior Vice President

COMERICA BANK

By:	/s/ Gerald R. Finney, Jr.
Gerald R. Finney, Jr., Vice President

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